Exhibit 10.2

IBM EXCESS 401(k) PLUS PLAN

(As Amended and Restated effective as of January 1, 2010)

AMENDMENT No. 8

Instrument of Amendment

Recitals:

International Business Machines Corporation (“IBM”) has established and maintains the IBM Excess 401(k) Plus Plan (the “Plan”), an unfunded deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

In accordance with Section 10.01 of the Plan, IBM has reserved the right to amend the Plan at any time and from time to time.

IBM amended and restated the Plan effective as of January 1, 2010 and has subsequently amended the Plan.

IBM has determined to amend the Plan, as heretofore restated, in the manner set forth in this Instrument of Amendment, to be effective July 1, 2017, except as set forth herein.

Amendment:

1.             In Article II (“Definitions”), the definition of “Retirement” is amended by modifying the last sentence thereof to read as follows:

Effective July 1, 2014, Retirement also does not include a termination of employment while participating in the Transition to Retirement program, unless the Participant satisfies (a), (b), (c) or (d) above at the time of termination; provided, however, that an individual will be deemed to satisfy this Retirement definition if the individual participates in the Transition to Retirement Program that is effective July 1, 2017 and terminates employment with the Company upon the individual’s applicable completion date of either March 31, 2018 or June 30, 2018.

2.             Section 5.01 (“Automatic Contributions”) is amended by replacing the second paragraph thereof (immediately following subsection (b)) with the following:

Notwithstanding the foregoing, for purposes of calculating the Automatic Contributions (if any) payable to Employees participating in the Transition to Retirement program that commenced in 2014 or the Transition to Retirement program that commenced July 1, 2017, the Employee’s Elective Deferrals and Excess 401(k) Eligible Pay shall be calculated based on the Employee’s actual Performance Pay, and the Base Pay the Employee would have received if the Employee had received a full-time rate of Base Pay for all portions of the Plan Year in which the Employee received the Transition-to-

Retirement-reduced rate of Base Pay. Also notwithstanding the foregoing, for Employees whose 2013 Base Pay is adjusted as part of a broad-based, one-week mandatory time off program, Automatic Contributions (if any) for 2013 shall be calculated based on the Base Pay the Employee would have received for that week if the mandatory time off program had not occurred. No other element of Excess 401(k) Eligible pay shall be adjusted in this manner.